EXHIBIT 5(a)

KELLEY DRYE & WARREN LLP
Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut 06901-3229

February 3, 2006

The Board of Directors of Each of
Ethan Allen Global, Inc.
Ethan Allen Interiors Inc.
Ethan Allen Retail, Inc.
Ethan Allen Operations, Inc.
Ethan Allen Realty, LLC
Lake Avenue Associates, Inc.
Manor House, Inc.
c/o Ethan Allen Interiors Inc.
    Ethan Allen Drive
    Danbury, CT 06811

Ladies and Gentlemen:

        We have acted as special counsel to Ethan Allen Global, Inc., a Delaware corporation (the “Company”) and the issuer of the Initial Notes and the Exchange Notes (as each term is defined below), Ethan Allen Interiors Inc., a Delaware corporation (“Ethan Allen”), Ethan Allen Retail, Inc., a Delaware corporation (“Retail”), Ethan Allen Operations, Inc., a Delaware corporation (“Operations”), Ethan Allen Realty, LLC, a Delaware limited liability company (“Realty”), Lake Avenue Associates, Inc., a Connecticut corporation (“Lake Avenue”), and Manor House, Inc., a Delaware corporation (“Manor House” and, together with Ethan Allen, Retail, Operations, Realty, Lake Avenue and Manor House, the “Guarantors”), in connection with the preparation and filing of a Registration Statement on Form S-4 (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), with respect to the proposed offer to exchange (the “Exchange Offer”) $200,000,000 principal amount of 5.375% Senior Notes due 2015 issued by the Company (the “Exchange Notes”) and guaranteed by the Guarantors (the “Guarantees”) for a like aggregate principal amount of 5.375% Senior Notes due 2015 issued by the Company (the “Initial Notes”) and guaranteed by the Guarantors in transactions exempt from or not subject to registration under the Act. The Exchange Notes will be issued pursuant to the Indenture, dated as of September 27, 2005, among the Company, the Guarantors and U.S. Bank National Association, as Trustee, pursuant to which the Existing Notes were originally issued (the “Indenture”). As such counsel, you have requested our opinion as to the matters described herein relating to the issuance of the Exchange Notes and the Guarantees in the Exchange Offer.

        We have examined the Certificate or Articles of Incorporation and By-Laws or other comparable organizational or governing documents, of the Company and each of the Guarantors, in each case as amended and restated through the date hereof, as certified or otherwise identified to our satisfaction; minutes of the corporate proceedings of the Company and each of the Guarantors through the date hereof, in each case as made available to us by officers of the Company and the Guarantors; an executed copy of the Registration Statement and all exhibits thereto in the form to be filed with the Commission; executed copies of each of (i) the Indenture and (ii) the Registration Rights Agreement dated September 27, 2005 among the Company, the Guarantors and J.P. Morgan Securities Inc.; specimen forms of the Exchange Notes and the Guarantees; and such matters of law deemed necessary by us in order to deliver this opinion. In the course of our examination, we have assumed that all documents required to be duly authorized, executed and delivered by a party or parties other than the Company and each of the Guarantors have been duly authorized, executed and delivered by such party or parties. In addition, we have assumed the genuineness of all signatures, the authenticity of all originals, the conformity to originals of all copies, the authenticity of the originals of such copies and the legal capacity of all natural persons. As to certain factual matters, we have relied upon information furnished to us by officers of the Company and each of the Guarantors.

        We express no opinion with respect to the enforceability of any agreement, contract or document or any provision thereof: (i) to the extent that such enforceability may be subject to, or affected by, applicable bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement, assignment for the benefit of creditors, fraudulent transfer or conveyance or similar state or federal laws, by judicially developed doctrines affecting the rights and remedies of creditors generally or general principles of equity (including commercial reasonableness, good faith and fair dealing and the requirement that the right, remedy or penalty sought be proportionate to the breach, default or injury), regardless of whether enforceability is sought in a proceeding at law or in equity; (ii) providing for specific performance, injunctive relief or other equitable remedies (including any provision that limits the availability of such equitable remedies), regardless of whether such enforceability is sought in a proceeding in equity or at law; (iii) providing for indemnification and contribution, which provisions may be limited by federal and state securities laws or policies underlying such laws; (iv) requiring any waiver of stay or extension laws, diligent performance or other acts that may be unenforceable under principles of public policy; (v) to the extent that such enforceability may be subject to, or affected by, compliance with, and limitations imposed by, procedural requirements relating to the exercise of remedies; or (vi) providing for a choice of law, jurisdiction or venue (and we have assumed that such provisions will be enforced).

        We express no opinion concerning any law of any jurisdiction other than (i) the laws of the States of New York and Connecticut, (ii) the federal laws of the United States of America and (iii) with respect to the Company and the Guarantors (except for Realty and Lake Avenue), the General Corporation Law of the State of Delaware, with respect to Realty, the Delaware Limited Liability Company Act, and, with respect to Lake Avenue, the Connecticut Business Corporation Act. Without limiting the foregoing, we express no opinion with respect to the applicability or the effect of the laws of any other state, municipality or jurisdiction or any rules, regulations or orders of any agencies within any other state, municipality or jurisdiction.

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        Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes and the Guarantees have been duly executed and, in the case of the Exchange Notes, authenticated in accordance with the terms of the Indenture and delivered to the purchasers thereof in exchange for the Initial Notes as described in the Registration Statement, the Exchange Notes and the Guarantees will be valid and binding obligations of the Company or the Guarantor party thereto, enforceable against the Company or the Guarantor party thereto in accordance with its respective terms.

        We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to it in the prospectus included therein under the caption “Legal Matters.” In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act. We have no obligation to update this opinion for events or changes in law or fact occurring after the date hereof.

Very truly yours, By: /s/ Randi-Jean G. Hedin a Partner

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